Exhibit 4.9

kubatronik
leiterplatten
Member of the Eltek Group

Kubatronic Leiterplatten GmbH – POB 1246 – 73302 Geislingen/Steige

By registered letter To: Ms. Karin Kubat Filstrr. 3 73326 Deggingen	Karl-Benz-Straße 13 73312 Geislingen/Steige Tel.: +49 (0) 73 31 / 9 69 14-0 Fax: +49 (0) 73 31 / 6 92 56 vertrieb@kubatronik.de www.kubatronik.de

Our reference Date Geislingen, 18 December 2007

Lease contract with regard to Karl-Benz-Straße 13, 73312 Geislingen

Dear Ms. Kubat,

By this letter, we would like to avail ourselves of the extension option for the aforementioned land with the buildings thereon, in accordance with the contract dates 07.06.2002.

In accordance with the verbal agreement with Mr. Amnon Shemer, we hereby extend the lease contract by 5 additional years, from 01.07.2008 to 30.06.2013. The lease continues to be € 6,488 + legal VAT. As of 01.01.2010, the net monthly lease amounts to € 7,210.00. The aforementioned sums include the lease for the free area. Should we wish to avail ourselves of another extension option with regard to the lease contract, we shall contact you in due time, in accordance with section 1 par. IV of the amendment and completion agreement dated 07.06.2002.

I approve the content of the letter

Kindest regards,

Kubatronic Leiterplatten GmbH

[signature]	[signature]	[signature]
Dan Eshed	p / Axel Herrmann	Karin Kubat
(-)

Business Managers: Dan Eshed Alois Kubat HRB 540816 Ulm	Kreissparkasse Geislingen Account no. 5 008 399 (BLZ 610 500 00) IBAN No.: DE43105000000008399 BIC Code: GOPS DE 6G	USt-IdNo.: DE145462461 Fiscal no.: 62050/06583